Exhibit (d)(6)

AMENDED AND RESTATED MUTUAL CONFIDENTIALITY AGREEMENT

THIS AMENDED AND RESTATED MUTUAL CONFIDENTIALITY AGREEMENT (the “Agreement”) is entered into on the last date signed below, between Eli Lilly and Company, having its principal place of business at Lilly Corporate Center, Indianapolis, Indiana 46285, U.S.A. (“Lilly”), and Prevail Therapeutics Inc., having its principal place of business at 430 East 29th Street, Suite 940, New York, New York 10016, USA (“Prevail”) (collectively, “Parties” or in the singular “Party”).

This Agreement amends and restates in its entirety the Mutual Confidentiality Agreement by and between Lilly and Prevail dated August 13, 2019 (the “Effective Date”).

The parties desire to exchange certain confidential and proprietary information in connection with Prevail Therapeutics’ gene therapies programs for the treatment of neurodegenerative diseases, for discussing potential mutually acceptable business or scientific transactions (the “Purpose”). In consideration of the following terms and conditions the parties agree as follows:

Article I.    Definitions.

(a)    “Affiliate” means any corporation, firm, partnership or other entity which directly or indirectly controls, is controlled by, or is under common control with a party. As used in this definition of Affiliate, “control” means (a) in the case of corporate entities, direct or indirect ownership of more than 50% of the stock or shares having the right to vote for the election of directors (or such lesser percentage that is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction), and (b) in the case of non-corporate entities, the direct or indirect power to manage, direct or cause the direction of the management and policies of the non-corporate entity or the power to elect more than 50% of the members of the governing body of such non-corporate entity.

(b)    “Confidential Information” means all non-public confidential or proprietary information or trade secrets of the Disclosing Party or its Affiliates, regardless of its form (written, oral or visual) or medium, as furnished or provided to the Receiving Party in connection with the Purpose, and that (i) if in tangible form, is labeled in writing as proprietary or confidential; (ii) if in oral or visual form, is identified as proprietary or confidential at the time of disclosure or within 30 days thereafter; or (iii) if not so labeled or identified, is commonly regarded as proprietary or confidential in the life sciences industry. Without limiting the foregoing, Confidential Information of Prevail includes the Prevail Trade Secret Information.

(c)    “Disclosing Party” means the party disclosing Confidential Information to the other party pursuant to this Agreement.

(d)    “Prevail Trade Secret Information” means, subject to the exclusions set forth in Article IV, section (c), (i) any information related to Prevail’s baculovirus manufacturing process (including the identity of or any other information with respect to any of Prevail’s licensors, service providers or partners with respect to baculovirus manufacturing) which has been placed in the data room in a designated section for Prevail Trade Secret Information and (ii) any other Confidential Information that Prevail identifies in writing to Lilly as a trade secret at the time of communicating such Confidential Information to Lilly.

(e)    “Receiving Party” means the party receiving Confidential Information from the other party or from such other party’s Affiliates pursuant to this Agreement.

(f)    “Representatives” means, individually and collectively, the officers, directors, employees, agents, consultants and/or independent contractors of a party or its Affiliates.

Article II.    Restrictions on Disclosure and Use. The Receiving Party shall keep confidential and not publish, make available or otherwise disclose any Confidential Information to any third party, without the Disclosing Party’s express prior written consent. The Receiving Party shall exercise at a minimum the same degree of care it would exercise to protect its own confidential information (and in no event less than a reasonable standard of care) to protect and keep confidential the Confidential Information. The Receiving Party shall use the Confidential Information solely in connection with the Purpose.

Article III.    Trade Secret Confidential Information.

(a)    Without limiting the foregoing obligations, and notwithstanding anything else to the contrary in this Agreement, Lilly shall not disclose Prevail Trade Secret Information to, or permit access to any Prevail Trade Secret Information by, any Representatives of Lilly, or any other individual or entity, except for the following individuals (only, in each case, if the individual is an employee of Lilly at the time of disclosure of the Prevail Trade Secret Information and has executed a valid and enforceable written joinder to this Agreement, a copy of which has been provided to Prevail): Luma Ibrahim Izzy, Derek M Gray, and Michael R De Felippis, Steven L Vogtman (each, a “Clean Team Member”). Lilly and Prevail may agree to make additional Lilly employees Clean Team Members under this Agreement, provided that any such additional Lilly employee has executed a valid and enforceable written joinder to this Agreement, a copy of which has been provided to Prevail, and Prevail has provided its written consent to the addition of such Lilly employee as a Clean Team Member (e-mail consent being sufficient for such purpose). Lilly and each Clean Team Member shall maintain the secrecy of all Prevail Trade Secret Information disclosed to it by Prevail hereunder and use such Prevail Trade Secret Information only for the Purpose. Notwithstanding anything to the contrary set forth in this Agreement, for the purpose of this Article III, the “Purpose” shall not include conducting any research, experiment, or other similar activity using, referencing or relying on the Prevail Trade Secret Information, whether or not any such activity would otherwise be in furtherance of the Purpose.

(b)    Lilly shall (i) advise the Clean Team Members of the additional restrictions in this Article III that apply to the Clean Team Members, including (A) the restriction on the conduct of research, experiments, or other similar activities using the Prevail Trade Secret Information, and (B) the obligation to not disclose Prevail Trade Secret Information to any Representative of Lilly, or any other individual or entity, that is not a Clean Team Member and (ii) ensure that each Clean Team Member reads, agrees to, and acknowledges the terms of this Agreement by signing a valid and enforceable written joinder to this Agreement.

(c)    Without limiting any other remedies of Prevail under this Agreement, at law or in equity, in the event that there is a Breach Invention (as defined below), Lilly shall grant, and does hereby grant, to Prevail a non-exclusive, worldwide, perpetual, fully paid-up, royalty-free, irrevocable license (with the right to grant sublicenses through multiple tiers) under any Breach Invention and any and all intellectual property rights therein to make, use, sell, have made, have sold, offer for sale and import any products that use, incorporate or result from the use of, or the manufacture of which uses, incorporates or results from the use of, the Prevail Trade Secret Information for any purpose. “Breach Invention” means any baculovirus manufacturing discovery or invention, whether patentable or not, made by Lilly or its Affiliates based on the use of the Prevail Trade Secret Information in violation of this Agreement, including for any purpose other than the Purpose as defined in this Article III. For clarity, in the event of a good faith dispute between the Parties regarding whether an invention is a Breach Invention, such invention would not be considered a “Breach Invention” until there is a final decision by an independent expert selected by the Parties that such invention is a Breach Invention; provided that such expert shall be selected by the Parties within 15 days following any such dispute arising, and shall render a final decision within 60 days following such selection.

Article IV.    Exclusion from Restrictions and Permitted Disclosures.

(a)    It shall not be considered a breach of this Agreement if the Receiving Party discloses Confidential Information in order to comply with a lawfully issued court or governmental order or with a requirement of applicable law or regulation; provided that: (i) the Receiving Party gives prompt written notice of such disclosure requirement to the Disclosing Party and reasonably cooperates with Disclosing Party’s efforts to oppose such disclosure or obtain a protective order for such Confidential Information, and (ii) if such disclosure requirement is not quashed or a protective order is not obtained, the Receiving Party shall only disclose those portions of the Confidential Information that it is legally required to disclose and shall make a reasonable effort to obtain confidential treatment for the disclosed Confidential Information.

(b)    The Receiving Party may disclose the Confidential Information to those of its Representatives who need to know the Confidential Information solely in connection with the Purpose who are legally bound by confidentiality and non-use obligations at least as restrictive as those in this Agreement.

(c)    In addition, the restrictions on disclosure and use in this Agreement shall not apply to Confidential Information that the Receiving Party can show by competent proof: (i) is already known to the Receiving Party at the time it is disclosed to the Receiving Party other than as a result of Receiving Party’s breach of any legal obligation; (ii) is or becomes generally known to the public through no act or omission of the Receiving Party; (iii) has been lawfully received by the Receiving Party on a non-confidential basis from a third party having the legal right to disclose such Confidential Information; or (iv) has been independently developed by the Receiving Party without use of, reliance upon or reference to the Confidential Information.

Article V.    Compliance with Laws and Policy. Each party agrees that it shall comply and act in accordance with all applicable provisions of federal and state laws and regulations concerning use or disclosure of such Confidential Information under this Agreement. Each party represents that it has the right to enter into this Agreement and disclose its own Confidential Information in compliance with its internal policies and in so disclosing, it does not violate any other third-party contracts or relationships it may have.

Article VI.    Return of Confidential Information. Within 30 days following the receipt of a written request from the Disclosing Party, the Receiving Party will return to the Disclosing Party all Confidential Information received from the Disclosing Party, or, at the Disclosing Party’s option, destroy all such Confidential Information; provided however, the Receiving Party may retain one copy of the Confidential Information solely for the purpose of ensuring its compliance with this Agreement and applicable law, subject to Lilly’s continued compliance with the confidentiality and non-use obligations set forth in this Agreement with respect to such retained copy.

Article VII.    Term. The term of this Agreement will expire 1 year after the Effective Date and the obligations of confidentiality and non-use shall apply to Confidential Information until 7 years following the date that the term expires or is terminated in accordance with the final sentence of this Article VII; except that, (a) the Prevail Trade Secret Information, and (b) any other Confidential Information that is identified by the Disclosing Party as a “trade secret” at the time of communicating such Confidential Information, in each case ((a) and (b)), shall remain subject to obligations of confidentiality for so long as such information retains its legal status as a trade secret. Either party may terminate this Agreement for any reason upon 30 days’ prior written notice to the other party. Termination of this Agreement shall not affect the Receiving Party’s confidentiality and nonuse obligations set forth herein.

Article VIII.    No Other Rights.

(a)    As between the parties, all Confidential Information is and shall remain the property of the Disclosing Party. By disclosing Confidential Information to the Receiving Party, the Disclosing Party grants the Receiving Party the right to use the Confidential Information for the Purpose, but does not grant to the Receiving Party any other express or implied rights or license to or under any patents, patent applications, inventions, copyrights, trademarks, trade secrets or other intellectual property rights then or later possessed by the Disclosing Party.

(b)    Neither party makes any representation or warranty as to the accuracy or completeness of the Confidential Information it provides hereunder.

(c)    Nothing in this Agreement shall obligate either party to enter into any further agreement or transaction with the other party.

Article IX.    No Publicity. Neither party shall use the name of the other party or make any oral or written release of any statement, information, advertisement or press release having any reference to a party, whether express or implied, without the express prior written approval of that party except where required by law, such as, but not limited to, where a party is obligated to publish information regarding payment or other transfer of value to a health care provider or teaching hospital, if applicable.

Article X.    Miscellaneous.

(a)    The rights and obligations of this Agreement may not be assigned or delegated by either party, in whole or part, whether voluntarily, by operation of law, change of control or otherwise, without the prior written consent of the other party; provided, however, that either party may transfer or assign this Agreement without the prior written consent of the other party, but with written notice to the other party, to an affiliate or in connection with a merger, consolidation, or a sale or transfer of all or substantially all of the assets to which the Purpose of this Agreement relates. Any assignment by a party in violation of the foregoing shall be void. Subject to the foregoing, the rights and obligations of the parties shall inure to the benefit of and shall be binding upon and enforceable by the parties and their lawful successors and permitted assigns.

(b)    The Receiving Party shall be responsible for any breach of this Agreement by the Receiving Party or its Representatives.

(c)    This Agreement, when executed, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior written agreements, oral discussions, or understandings between them with respect to the Purpose.

(d)    If any of the provisions of this Agreement are found to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate or render unenforceable the remainder of the Agreement, but rather this Agreement shall be construed as if it did not contain the particular invalid or unenforceable provisions, and the rights and obligations of the parties shall be construed and enforced accordingly.

(e)    No amendment of this Agreement or waiver of any of its terms shall be effective unless agreed in writing by both parties. No waiver of any provision of this Agreement shall constitute a waiver of any other provision or of the same provision on another occasion.

(f)    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of laws provisions.

(g)    This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement. Scanned, electronic and facsimile signatures will be as binding as original signatures.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

/s/ Jeremy B. Fitch Authorized Signature	/s/ Emily Minkow Authorized Signature

Jeremy B. Fitch Printed Name	Emily Minkow Printed name

V.P. Business Development Title	Chief Business Officer Title

September 30, 2020 Date	October 1, 2020 Date

[Signature page to Amended and Restated Mutual Confidentiality Agreement]